As filed with the Securities and Exchange Commission on January 4, 2019

Registration No. 333- 228826

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARDAX, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	45-4484428
(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2800 Woodlawn Drive, Suite 129

Honolulu, Hawaii 96822

(808) 457-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David G. Watumull

President and Chief Executive Officer

Cardax, Inc.

2800 Woodlawn Drive, Suite 129

Honolulu, Hawaii 96822

(808) 457-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard M. Morris, Esq.

Allegaert Berger & Vogel LLP

111 Broadway, 20th Floor

New York, New York 10006

(212) 571-0550

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Number of shares to be registered(2)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee

Common Stock, $0.001 par value per share	167,730,236	(3)	$0.20	(4)	$33,546,047.20	(5)	$4,065.78

(1)

This Registration Statement relates to the registration of shares on behalf of the stockholders named herein, pursuant to registration rights granted in prior offerings of our securities (common stock and warrants). The registration of these shares is to permit resale by such stockholders from time to time after the date of this Registration Statement, but it does not mean that any or all of such stockholders will sell any of these shares or indicate how long such stockholders will hold any of these shares. We have not solicited interest from nor do we have any agreements with any of such stockholders regarding their sale of any of these shares. We will not receive any proceeds from sales of these shares by such stockholders. We are not issuing and selling any shares in the offering described herein, and accordingly, there will be no change to the number of our shares outstanding on a fully diluted basis in connection with the offering.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will cover such indeterminate number of shares of the registrant’s common stock that may be issued with respect to stock splits, stock dividends and similar transactions.

(3)	Represents (i) 69,115,849 shares of our issued and outstanding common stock, and (ii) 98,614,387 shares of our common stock that may be issued upon the exercise of our outstanding warrants.

(4)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, computed based upon the average of the bid and ask price per share of our common stock on December 11, 2018 on the OTCQB.

(5)	This amount represents the maximum aggregate value of the shares of our common stock covered by this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 (the “Amendment No. 1”) to the Registration Statement on Form S-1 (File No. 333-228826) of Cardax, Inc. (the “Registration Statement”) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 1. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses expected to be incurred by Cardax, Inc. (the “Registrant”) in connection with this offering described in this registration statement. All amounts shown are estimates, except the SEC registration fee.

Item	Amount to be Paid
SEC registration fee	$4,065.78
Legal fees and expenses	25,000
Accounting fees and expenses	5,000
Printing and engraving expenses	5,000
Transfer agent fees	5,000
Blue sky fees and expenses	5,000
Miscellaneous	5,000

Total	$54,065.78

Item 14. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and bylaws limit our directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law. Specifically, our directors and officers are not liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

●	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the Delaware General Corporation Law; or

●	for any transaction from which a director or officer derives an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors or officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation generally does not limit liability under state or federal securities laws.

Delaware law and our amended and restated certificate of incorporation and bylaws provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with our Company against judgments, penalties, fines, settlements, and reasonable expenses including reasonable attorney’s fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to Delaware law, we are informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

Item 15. Recent Sales of Unregistered Securities

We issued shares of our common stock in the following transactions.

The securities were issued in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

2017(2) Unit Offering

We sold securities under separate subscription agreements (each, a “2017(2)-Subscription Agreement”), by and between the Company and investors (each a “2017(2)-Purchaser” and collectively, the “2017(2)-Purchasers”), pursuant to which we issued and sold to the 2017(2)-Purchasers units (each a “2017(2)-Unit” and collectively the “2017(2)-Units”) consisting of shares of our common stock and warrants to purchase shares of our common stock.

During the year ended December 31, 2017, we sold 416,595 2017(2)-Units for an aggregate purchase price of $124,979. Each 2017(2)-Unit consisted of (i) one share of our common stock, and (ii) a five-year warrant to purchase one share of our common stock at $0.30. No placement agent or broker dealer was used or participated in any offering or sale of such 2017(2)-Units.

The foregoing summary of the 2017(2)-Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which was filed with our Quarterly Report on Form 10-Q filed November 14, 2017.

2017(1) Unit Offering

We sold securities under separate subscription agreements (each, a “2017(1)-Subscription Agreement”), by and between the Company and investors (each a “2017(1)-Purchaser” and collectively, the “2017(1)-Purchasers”), pursuant to which we issued and sold to the 2017(1)-Purchasers units (each a “2017(1)-Unit” and collectively the “2017(1)-Units”) consisting of shares of our common stock and warrants to purchase shares of our common stock.

During the year ended December 31, 2017, we sold an aggregate of 31,453,788 2017(1)-Units for an aggregate purchase price of $3,774,456. Each 2017(1)-Unit consisted of (i) one share of our common stock, and (ii) a five-year warrant to purchase one share of our common stock at $0.12. No placement agent or broker dealer was used or participated in any offering or sale of such 2017(1)-Units.

The foregoing summary of the 2017(1)-Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which was filed with our Annual Report on Form 10-K filed March 31, 2017.

2016/2017 Unit Offering

We sold securities under separate subscription agreements (each, a “2016/2017-Subscription Agreement”), by and between the Company and investors (each a “2016/2017-Purchaser” and collectively, the “2016/2017-Purchasers”), pursuant to which we issued and sold to the 2016/2017-Purchasers units (each a “2016/2017-Unit” and collectively the “2016/2017-Units”) consisting of shares of our common stock and warrants to purchase shares of our common stock.

During the year ended December 31, 2016 and the first quarter of 2017, we sold an aggregate of 16,250,000 2016/2017-Units for an aggregate purchase price of $1,300,000. Each 2016/2017-Unit consisted of (i) one share of our common stock, (ii) a five-year warrant to purchase one share of our common stock at $0.08, (iii) a five-year warrant to purchase one share of our common stock at $0.12, and (iv) a five-year warrant to purchase one share of our common stock at $0.16. No placement agent or broker dealer was used or participated in any offering or sale of such 2016/2017-Units.

The foregoing summary of the 2016/2017-Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which was filed with our Quarterly Report on Form 10-Q on May 13, 2016.

2015 Unit Offering

We sold securities under subscription agreements (each, a “2015 Subscription Agreement”), by and between the Company and investors (each a “2015 Purchaser” and collectively, the “2015 Purchasers”), pursuant to which we issued and sold to the 2015 Purchasers units (each a “2015-Unit” and collectively the “2015-Units”) consisting of shares of our common stock and warrants (each, a “2015-Warrant” and, collectively, the “2015-Warrants”) to purchase shares of our common stock.

In the year ended December 31, 2015, we sold an aggregate of 6,020,725 2015-Units for an aggregate purchase price of $1,806,222. Each 2015-Unit consisted of (i) one share of our common stock, (ii) two Class D Warrants, each to purchase one share of our common stock at $0.10, and (iii) one Class E warrant to purchase three-quarters of one share of our common stock at a price per share of $0.1667. The Class D warrants and the Class E warrants will expire March 31, 2020.

No placement agent or broker dealer was used or participated in any offering or sale of such 2015-Units. On September 8, 2015, we engaged a broker dealer to assist in an offering of our securities as a placement agent. In connection with the engagement, we issued warrants to the broker dealer to purchase 149,000 shares of our common stock at $0.30 per share, 298,000 shares of our common stock at $0.10 per share, and 111,750 shares of our common stock at $0.1667 per share, which expire December 31, 2020.

The foregoing summary of the 2015 Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which was filed with our Current Report on Form 8-K on March 9, 2015.

II-2

Equity Purchase Agreement

On March 7, 2017, we sold 567,644 shares of our common stock at a price of $0.1057 per share pursuant to the equity purchase agreement (the “Equity Purchase Agreement”) with Southridge Partners II LP (“Southridge”), which we previously reported in the Registration Statement on Form S-1 (333-214049) filed on February 8, 2017. Pursuant to the terms of the Equity Purchase Agreement, we have the right, but not the obligation, to sell shares of our common stock to Southridge and Southridge has the right to resell the shares of our common stock.

On July 13, 2016, the date we entered into the Equity Purchase Agreement, we issued 1,500,000 shares of our common stock (the “Initial Shares”) to Southridge, which were not subject to any vesting provisions. Southridge has the right to sell up to 200,000 of the Initial Shares in any calendar month and we have the right to repurchase up to 200,000 shares of our common stock held by Southridge at a price per share equal to $0.067, subject to adjustment for stock splits and similar events.

The foregoing summary of the Equity Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which was filed with our Current Report on Form 8-K on July 13, 2016.

Settlement of Payable

On May 3, 2017, we settled a payable in the amount of $44,700 with a previously engaged broker dealer through the issuance 558,750 units. Each unit consisted of: (i) one (1) share of our common stock, (ii) a five-year warrant to purchase one (1) share of our common stock at $0.08 per share, (iii) a five-year warrant to purchase one (1) share of our common stock at $0.12 per share, and (iv) a five-year warrant to purchase one (1) share of our common stock at $0.16 per share.

Warrant Exercise

During the year ended December 31, 2017, we issued 233,217 shares of common stock in connection with the cashless exercise of a warrant for 298,000 shares of common stock at $0.10 per share with 64,783 shares of common stock withheld with an aggregate fair market value equal to the aggregate exercise price

During the year ended December 31, 2017, we issued 500,000 shares of common stock in connection with the exercise of a warrant for 500,000 shares of common stock at $0.08 per share in exchange for $40,000.

Stock Option Exercise

On April 16, 2018, we issued 76,924 shares of our Common Stock in connection with the cashless exercise of stock options for 100,0000 shares of our Common Stock at $0.06 per share with 23,076 shares of our Common Stock withheld with an aggregate fair market value equal to the aggregate exercise price.

On May 2, 2018, we issued 80,073 shares of our Common Stock in connection with the cashless exercise of stock options for 100,0000 shares of our Common Stock at $0.06 per share with 19,927 shares of our Common Stock withheld with an aggregate fair market value equal to the aggregate exercise price.

During the year ended December 31, 2017, we issued 645,288 shares of common stock in connection with the cashless exercise of stock options for 100,000, 45,000, and 625,000 shares of common stock at $0.155, $0.06, and $0.06, respectively, per share with 124,712 shares of common stock withheld with an aggregate fair market value equal to the aggregate exercise price.

On October 26, 2015, we issued 25,556 shares of our common stock in connection with the cashless exercise of a stock option for 41,851 shares of our common stock at $0.155 per share with 16,295 shares of our common stock withheld with an aggregate fair market value equal to the aggregate exercise price.

II-3

Stock Based Compensation

During the year ended December 31, 2015, we issued 458,170 shares of our common stock to our independent directors for compensation. During the year ended December 31, 2016, we issued 468,254 shares of our common stock to our independent directors for compensation. During the year ended December 31, 2017, we issued 793,025 shares of our common stock to our independent directors for compensation and 200,000 shares of our common stock to service providers for compensation. During the nine-months ended September 30, 2018, we issued 906,774 shares of our common stock to our independent directors for compensation.

On July 27, 2018, we issued warrants to purchase 315,010 shares of our common stock at an exercise price of $0.21 per share until July 27, 2023 to placement agents for compensation.

The following table sets forth options to purchase shares of our common stock we issued to employees, directors, and service providers for compensation.

Date of Issuance	Number of Shares Underlying Options Issued	Option Exercise Price	Option Expiration Date	Vesting
June 30, 2015	1,979,246	$0.32	June 30, 2020	(1)
June 30, 2015	2,672,830	$0.20	June 30, 2020	(1)
September 30, 2015	713,653	$0.49	September 30, 2020	(1)
December 31, 2015	1,091,161	$0.27	December 31, 2020	(1)
March 31, 2016	5,945,469	$0.06	March 31, 2021	(1)
July 11, 2016	100,000	$0.07	July 11, 2021	(2)
September 30, 2016	27,778	$0.15	September 30, 2021	(1)
December 31, 2016	83,333	$0.15	December 31, 2021	(1)
March 31, 2017	78,125	$0.185	March 31, 2022	(1)
June 30, 2017	83,333	$0.20	June 30, 2022	(1)
September 25, 2017	400,000	$0.50	September 25, 2027	(3)
September 25, 2017	400,000	$0.47	September 25, 2027	(4)
November 1, 2017	1,000,000	$0.44	November 1, 2027	(3)
November 27, 2017	100,000	$0.37	November 27, 2027	(3)
December 13, 2017	100,000	$0.34	December 13, 2027	(3)
January 1, 2018	500,000	$0.16	January 1, 2028	(3)
January 1, 2018	333,334	$0.16	January 1, 2023	(5)
June 1, 2018	1,000,000	$0.24	June 1, 2028	(6)
November 14, 2018	1,000,000	$0.21	November 14, 2028	(7)

(1)	The shares were fully vested upon issuance.

(2)	The shares vested quarterly over one year.

(3)	One-fourth of the shares vest one year from issuance and one forty-eighth of the shares vest monthly thereafter.

(4)	On January 31, 2018, 50,000 shares were fully vested and 350,000 shares were cancelled.

(5)	The shares vest monthly over one year.

(6)	The shares vest monthly over two years.

(7)	One-half of the shares vest monthly over four years and the remaining shares vest upon certain milestones.

II-4

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 27, 2013, by and among Koffee Korner Inc., Cardax Acquisition, Inc., Cardax Pharmaceuticals, Inc. and Cardax Pharma, Inc.(1)

2.2	First Amendment to the Agreement and Plan of Merger, dated as of January 10, 2014, by and among Koffee Korner Inc., Cardax Acquisition, Inc., Cardax Pharmaceuticals, Inc. and Cardax Pharma, Inc.(2)

2.3	Second Amendment to the Agreement and Plan of Merger, dated as of February 7, 2014, by and among Koffee Korner Inc., Cardax Acquisition, Inc., Cardax Pharmaceuticals, Inc. and Cardax Pharma, Inc.(3)

2.4	Amended and Restated Agreement and Plan of Merger, dated as of November 24, 2015 by and among Cardax Pharmaceuticals, Inc. and Cardax, Inc.(4)

3.1	Certificate of Incorporation, as amended, of Cardax, Inc.(2)

3.2	Amended and Restated Bylaws of Cardax, Inc.(2)

4.1	Form of specimen certificate representing Common Stock of Cardax, Inc.(3)

4.2	Form of Class A Warrant(3)

4.3	Form of Noteholder Warrant(3)

4.4	Form of Placement Agent Warrant(3)

4.5	Form of Financial Consultant Warrant(3)

4.6	Form of Warrant issued to JLS Ventures, LLC(3)

5.1	Opinion of Allegaert Berger & Vogel LLP *

10.1	Cardax, Inc. 2014 Equity Compensation Plan(2)

10.2	Form of Stock Option Agreement under the 2014 Equity Compensation Plan(3)

10.3	Form of Notice of Stock Option Grant under the 2014 Equity Compensation Plan(3)

10.4	Form of Notice of Stock Option Grant In Substitution of Stock Option Grant under the Cardax Pharmaceuticals, Inc. 2006 Equity Compensation Plan(3)

10.5	Stock Purchase Agreement, dated as of January 10, 2014, by and among Koffee Korner Inc., Cardax Pharmaceuticals, Inc. and Cardax Pharma, Inc.(2)

II-5

10.6	Spin-off Agreement, dated as of February 7, 2014, between Koffee Korner Inc. and Nazneen D’Silva(3)

10.7	Senior Executive Employment Agreement, dated February 7, 2014, of David G. Watumull and the supplement thereto dated June 30, 2015 (3)

10.8	Senior Executive Employment Agreement, dated February 7, 2014, of David M. Watumull(3)

10.9	Senior Executive Employment Agreement, dated February 7, 2014, of Gilbert M. Rishton(3)

10.10	Senior Executive Employment Agreement, dated February 7, 2014, of Timothy J. King(3)

10.11	Agreement for Services as the Executive Chairman dated February 7, 2014, by and between Cardax, Inc. and Nicholas Mitsakos(3)

10.12	Form of Indemnification Agreement(5)

10.13	Form of Independent Board of Directors Agreement(5)

10.14	Joint Development and Supply Agreement effective on November 15, 2006, by and between BASF Aktiengesellschaft and Cardax Pharmaceuticals, Inc., as amended by Amendment No. 1 to Joint Development and Supply Agreement effective on April 15, 2007(6)

10.15	Collaboration Agreement, dated as of August 18, 2014, by and between Capsugel US, LLC and its affiliates and Cardax, Inc. and its affiliates(7)

10.16	Form of Subscription Agreement(8)

10.17	Form of Class D Warrant(8)

10.18	Form of Class E Warrant(8)

10.19	Supplement to Agreement of the Executive Chairman(9)

10.20	Independent Directors’ Compensation Agreement(9)

10.21	Supplement to Senior Executive Employment Agreement of David G. Watumull(9)

10.22	Payment Deferral and Acceptance Agreement of JBR Business Solutions, LLC(9)

10.23	Form of Payment Deferral and Acceptance Agreement(9)

10.24	Form of Subscription Agreement(10)

10.25	Form of Equity Purchase Agreement(11)

10.26	Form of Subscription Agreement(12)

10.27	Form of Subscription Agreement(13)

10.28	Exclusivity Agreement, dated as of October 16, 2017, by and between Cardax, Inc. and General Nutrition Corporation(13)

21.1	Subsidiaries of Cardax, Inc.(3)

23.1	Consent of KBL, LLP#

23.2	Consent of Allegaert Berger & Vogel LLP (included in Exhibit 5.1)

24.1	Power of Attorney#

II-6

101.INS	XBRL Instance Document #

101.SCH	XBRL Taxonomy Extension Schema Document #

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document #

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document #

101.LAB	XBRL Taxonomy Extension Label Linkbase Document #

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document #

*	Filed herein.

#	Previously filed.

(1)	Filed as an exhibit to the Current Report on Form 8-K of the Company dated November 27, 2013.

(2)	Filed as an exhibit to the Current Report on Form 8-K of the Company dated January 13, 2014.

(3)	Filed as an exhibit to the Current Report on Form 8-K of the Company dated February 10, 2014.

(4)	Filed as an exhibit to the Current Report on Form 8-K of the Company dated November 24, 2015.

(5)	Filed as an exhibit to Amendment No. 1 of the Registration Statement on Form S-1 of the Company dated September 2, 2014.

(6)	Filed as an exhibit to the Current Report on Form 8-K/A of the Company dated April 16, 2014. Confidential treatment has been requested for this exhibit, and confidential portions have been filed separately with the SEC.

(7)	Filed as an exhibit to the Current Report on Form 8-K/A of the Company dated December 3, 2014. Confidential treatment has been requested for this exhibit, and confidential portions have been filed separately with the SEC.

(8)	Filed as an exhibit to the Current Report on Form 8-K of the Company filed March 9, 2015.

(9)	Filed as an exhibit to the Current Report on Form 8-K of the Company filed July 7, 2015.

(10)	Filed as an exhibit to the Quarterly Report on Form 10-Q of the Company filed May 13, 2016.

(11)	Filed as an exhibit to the Current Report on Form 8-K of the Company dated July 13, 2016.

(12)	Filed as an exhibit to the Annual Report on Form 10-K of the Company filed March 31, 2017.

(13)	Filed as an exhibit to the Current Report on Form 8-K of the Company filed November 14, 2017.

II-7

(b) Financial Statement Schedules

All financial statement schedules are included in the Registrant’s consolidated financial statements and the related notes thereto, or are inapplicable or otherwise not required.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most-recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) That, for the purpose of determining liability under the Act, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-8

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be filed on its behalf by the undersigned, thereunto duly authorized in the City and County of Honolulu, State of Hawaii on January 4, 2019 .

CARDAX, INC.

By:	/s/ David G. Watumull
Name:	David G. Watumull
Title:	President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David G. Watumull	President, Chief Executive Officer, and Director	January 4, 2019
David G. Watumull	(president, principal executive officer, and director)

*	Chief Financial Officer and Treasurer	January 4, 2019
John B. Russell	(principal financial officer and treasurer)

*	Chairman of the Board of Directors	January 4, 2019
George W. Bickerstaff, III

*	Director	January 4, 2019
Terence A. Kelly, Ph.D.

*	Director	January 4, 2019
Michele Galen

*	Director	January 4, 2019
Makarand Jawadekar, Ph.D.

*	Director	January 4, 2019
Elona Kogan

* By:	/s/ David G. Watumull
David G. Watumull
Attorney-in-Fact

II-9